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                                   Exhibit 10
           Strategic Alliance, Distribution, License and Cooperation
                                    Agreement

between

ComROAD AG, represented by the Chairman Mr. Bodo A. Schnabel, Edisonstrasse 8, D-85716 UnterschleiBheim, Germany

                     (hereinafter referred to as "ComROAD")

and

Skynet 2001 Limited, represented by the Chairman Mr. Thomas G. Wilmot, Link House, 259 City Road, London, EC I V I JE, United Kingdom

                   (hereinafter referred to as "Skynet 2001")

                            Preamble and Definitions

Whereas ComROAD and Skynet 2001 are two companies among the first in the development and marketing of products and services in the Intelligent Transportation System (hereinafter referred to as "ITS") market. Versus other Vendors, both companies have marketed various ITS products into the Market.

Whereas, ComROAD is designing, manufacturing and selling certain products (hereinafter referred to as "Products") to third parties; whereas the markets targeted today by ComROAD are fleet management, security-emergency, online information and off-board navigation application. The product line consists of in-vehicle units StreetMachine-StreetGuard-StreetPC and client-server products
- MapCom-client, MapCom-server, InfoCom-server, NavCom-server and DONNA-Telematic Services.

Whereas, Skynet 2001 is selling and distributing certain products to third parties within the territory of the United Kingdom and Ireland, West Coast of USA (the States of California, Oregon and Washington) and West Coast of Canada (Province of British Columbia) (hereinafter referred to as the "Territory"); whereas the markets targeted by Skynet 2001 are security, emergency and fleet management. The product line consists of in-vehicle units and Telematic-servers.

Whereas, ComROAD is willing to expand their business in the Territory by appointing Skynet 2001 as their sole and exclusive distributor for the sale of the Products to third parties residing in the Territory.

Whereas, Skynet 2001 is willing to act as distributor for the Products in the Territory.

Whereas as a result of ComROAD's activities, ComROAD is the owner of secret know-how relating to fleet management, security-emergency, online information and off-board navigation application. The product line consists of in-vehicle units StreetMachine-StreetGuard-StreetPC and client-server products - MapCom-client, MapCom-server, InfoCom-server, NavCom-server and DONNA-Telematic Services.

Whereas at the time of entering into this Agreement, such Products have been introduced on an industrial scale.

Whereas Skynet 2001 is desirous to license from ComROAD the know-how to be enabled to make use of the technology and produce -StreetGuard- as licensed product.

Now, in consideration of the terms and conditions set forth hereunder, the parties convene and agree as follows:

                                    Chapter I

                              Distributor Agreement

Art. 1 - Appointment of Skynet 2001

(1) ComROAD hereby appoints Skynet 2001 as their distributor for the sale of the Products within the Territory.

(2) Skynet 2001 shall buy and sell the Products directly from ComROAD in their own name and their own account, and Skynet 2001 then shall sell them to third parties domiciling within the Territory in their own name and on their own account.

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(3) Nothing in this Agreement shall constitute the right of Skynet 2001 to act as agent of ComROAD or to represent ComROAD in any way whatsoever. Skynet 2001 shall have no authority whatsoever to enter into any obligations on behalf of ComROAD.

Art. 2 - Exclusivity

(1) Skynet 2001 shall act as ComROAD's sole and exclusive distributor within the Territory. Skynet 2001 will source ITS Service Centre Hardware and Software exclusively through ComROAD.

(2) Skynet 2001 shall not be entitled to act as agent, representative or distributor, dealer or alike for products other than ist own products being held competitive to the Products sold within the Territory.

(3) Skynet 2001 shall not solicit any sales of the Products outside of the Territory. Skynet 2001 shall restrict their active efforts to advertise and solicit sales of the Products to activities executed within the Territory. However, Skynet 2001 may sell the Products to third parties residing outside of the Territory.

(4) Skynet 2001 shall not be entitled to engage subcontractors or any other third party as their subagent without having obtained ComROAD's prior written approval to do so. Such approval shall not be unreasonably withheld.

(5) Skynet 2001 shall not change their place of business without having informed ComROAD in advance.

Art. 3 - Purchase and Sale of the Products

(1) ComROAD shall sell to Skynet 2001 Products on the basis of the General Conditions attached hereto as Exhibit 1.

(2) Skynet 2001 shall not be bound in any way whatsoever by the prices paid to ComROAD, but shall determine at their own risk the prices for the sale of the Products to third parties.

(3) The term "Product" shall also incorporate spare parts, designed, manufactured and sold to third parties by ComROAD.

(4) Skynet 2001 shall distribute a minimum quantity of the Products, as more closely set forth in Exhibit 2 to this Agreement for various countries of the Territory listed in such Exhibit. If Skynet 2001 does not fulfill the minimum quantities set forth, ComROAD shall be entitled to terminate the exclusivity under this Agreement and the distribution shall continue to be non-exclusive for the respective country of the Territory. If the quantities of the Products distributed by Skynet 2001 falls below 50 percent of the minimum quantities set forth for a respective country of the Territory during two consecutive years, ComROAD shall be entitled to terminate the distribution grant for such respective country with three months notice. Such termination right does not require that ComROAD has terminated the exclusivity of the license grant for such country of the Territory before.

Art. 4 - Sales Forecast

1) The parties shall convene from time to time in order to reasonably agree the sales forecast for the forthcoming calendar quarter. Such sales forecast, if confirmed by Skynet 2001, will not be binding upon the parties hereto.

(2) Skynet 2001 acknowledges and accepts the following discounts for the purchase of the Products as attached as Exhibit 3.

(3) Every and each purchase order shall become binding upon ComROAD for the sale of Products, if it has been transmitted to ComROAD using the form attached hereto as Exhibit 4. ComROAD shall be bound to execute such order on the basis of the General Conditions attached hereto as Exhibit 1, unless ComROAD has rejected any order received within four working days (Monday through Friday), thereby giving due reasons for not accepting and executing the respective order.

Art. 5 - Trademarks - Sales Promotion

(1) ComROAD shall grant to Skynet 2001 the non-exclusive license to use any and all trademarks, logos and other markings used by ComROAD in order to promote the sale of the Products. The grant of such license shall be free of any charge whatsoever.

(2) All major marketing and advertising activities of Skynet 2001 relating to the sale of the Products shall be coordinated by ComROAD in order to not divulge the identity and image of the Product. Skynet 2001 shall comply with the guidelines issued by ComROAD, as attached in Exhibit S.
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(3) Skynet 2001 shall be obligated to display the trademark, logo or any other marking relevant to the sale of the Products at their premises, thereby complying with the relevant terms and conditions of Exhibit 5.

(4) Skynet 2001 shall be obliged to reasonably promote the sale of the Products by keeping such number of Products at their premises as has been agreed upon with ComROAD.

Art. 6 - After Sales Activities

(1) In order to promote the sale of the Products Skynet 2001 shall be obligated to effect after sales activities to their customers in line with the requirements laid down in Exhibit 6.

(2) Skynet 2001 shall be obligated to secure that their personnel is in the possession of the relevant know-how for the due performance of such after sales activities. Therefore Skynet 2001 is obligated to send a reasonable number of their staff for adequate training to seminars held by ComROAD. The costs incurred thereby shall be borne by Skynet 2001.

(3) Skynet 2001 shall duly perform any and all warranty obligations in line with the requirements set forth in Exhibit 7. The costs incurred for such activities shall be reimbursed by ComROAD on the basis of the prices laid down in said
Exhibit 7.

(4) Skynet 2001 shall order the necessary spare parts and any other machinery deemed necessary for the due and proper performance of any warranty claims. The necessary quantities of spare parts will be incorporated in the respective sales forecasts.

Art. 7 - Service

(1) ComROAD is selling ITS Service Centres in countries world-wide to give service to the customers with Telematic in-vehicle units installed in their vehicles. If Skynet 2001 or ComROAD will set up ComROAD ITS Service Centres in countries world-wide to give service to the customers with Telematic in-vehicle units installed in their vehicles, each party shall grant the other party the so called "first choice" possibility to join as a partner to the so set up ITS Service Centre. Before setting up such ITS Service Centres, the party who will set up such an ITS Service Centre has to inform the other party about this enterprise.

(2) Skynet 2001 will pay to ComROAD 7 1/2% of all world-wide monitoring or telematic related income generated by ComROAD ITS Service Centre and invehicle Products. Skynet 2001 will purchase MS25/2500, this will be up-graded free of charge as when usage exceeds 2,500 customers.

(3) Products sold by Skynet 2001 or their associates and partners will be exclusively serviced by Skynet 2001 or by ComROAD service centers if an agreement on sharing of income has been reached.

Art. 8 - Information Requirements

(1) Skynet 2001 shall be obligated to transmit to ComROAD its attested annual balance sheet at the latest by June 30 of the following year. Furthermore, ComROAD shall be entitled to check the books and records of Skynet 2001 inasmuch as reasonable, provided that the legitimate interests of Skynet 2001 are not impaired thereby.

(2) Skynet 2001 shall not change the structure of their company and/or its ownership without having informed ComROAD beforehand in writing of any such prospective undertaking. If the legitimate interests of ComROAD are likely to be unreasonably impaired by such undertaking, then the parties shall convene and agree a reasonable solution. Failing to do so within a reasonable time, ComROAD, at their option, may terminate this Agreement, thereby reasonably compensating any losses incurred by Skynet 2001 in consideration of such termination.

(3) ComROAD will provide ongoing Software and Hardware development and technical support for all ComROAD Products under this Agreement.
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                                       6

                                   Chapter II

                                License Agreement

Art. 1 - Definitions

(1) "Know-how" means the secret technical information relating to the manufacture and use of -StreetGuard- closely defined in Exhibit 8 and the therein listed documents and drawings, which know-how has been developed and is owned by ComROAD.

(2) "Licensed Products" means -StreetGuard- developed by ComROAD.

(3) "Territory" within the License Agreement means the territory of the United Kingdom.

Art 2 - License Grant

(1) ComROAD herewith grants to Skynet 2001 a license to make use of the Know-how on an exclusive basis in the Territory to produce Licensed Products.

(2) During the term of this Agreement, ComROAD shall not grant any further licenses to the Know-how within the territory nor shall ComROAD use the Know-how in the territory itself.

(3) The documents listed in Exhibit 8 will be transmitted to the Skynet. 2001 upon signature of this Agreement.

(4) ComROAD is entitled to terminate the exclusiveness of the license grant two years after signature of this Agreement with a notice period of three months if Skynet 2001 without objective justification does not to a satisfactory extent make use of the Know-how in producing Licensed Products. If ComROAD exercises this termination right, the license shall continue as a nonexclusive license. ComROAD shall have the same termination right thereafter on each second anniversary of the signature of this Agreement with a notice period of three months to the end of the contract year.

Art 3 - Territory

(1) The license is granted for the Territory as written down on "Definitions" Art 1 (3).

(2) Skynet 2001 is not entitled to actively sell the Licensed Products to countries outside of the Territory. For countries of the European Union, this sales limitation ends ten years from the date that the Licensed Products are first put on the market within the Common Market by Skynet 2001 or any of the other licensees of ComROAD.

(3) Skynet 2001 is not entitled to sell the Licensed Products to countries outside of the Territory, in response to unsolicited orders. For countries of the European Union, this sales limitation ends five years from the date when the Licensed Products are first put on the market within the Common Market by either the Skynet 2001 or by one of the other licensees of ComROAD.

Art. 4 - Field of Use

The license covers the entire area of the application of the Know-how, including all further developments, as it relates to the Licensed Products. Skynet 2001 shall be entitled to produce the Product -StreetGuard- making use of Know-how only for Licensed Products and shall not use any of the Products for the production of any other material.

Art. 5 - Obligation to further Develop the Know-how and to Obtain Governmental Approvals

(1) Skynet 2001 solely shall be obliged to develop the Know-how to the extent necessary to manufacture and distribute the Licensed Products.

(2) It shall be the sole obligation of Skynet 2001 to fulfill any marketing regulations within the Territory and to obtain governmental approvals within the Territory if such are necessary for marketing of the Licensed Products. ComROAD shall provide whatever help necessary to obtain such approvals against reimbursement of costs.

(3) In case of termination of this Agreement before the end of the initial term, Skynet 2001 shall enable ComROAD to make use of the further developments of the know-how and shall assign any existing governmental approvals or pending applications for the Territory to ComROAD against reimbursement of the costs incurred for the further developments and for obtaining such approvals.
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Art. 6 - Obligation to Use Know-how and to produce Licensed Products

(1) Skynet 2001 shall use its best efforts to exploit the Know-how and to procure the manufacture and market the Licensed Products.

(2) Skynet 2001 shall produce a minimum quantity of the Licened Products, as more closely set forth in Exhibit 9 to this Agreement for various countries of the Territory listed in such Exhibit. If Skynet 2001 does not fulfill the minimum quantities set forth, ComROAD shall be entitled to terminate the Agreement with three months notice or to terminate the exclusivity under this Agreement and the license shall continue to be non-exclusive for the respective country of the Territory. Such termination right does not require that ComROAD has terminated the exclusivity of the license grant for such country of the Territory before.

Art. 7 - Improvements

(1) All improvements to the Know-how in the field of use by ComROAD or by Skynet 2001 shall be reported to the other Party immediately. Each Party shall secure the exclusive rights to such improvements if it was not the sole developer of such improvements or if such improvements were developed by employees or third party contractors.

(2) If ComROAD made improvements to the Know-how such improvements shall come Linder the license grant set forth herein and shall be subject to the terms and conditions of this Agreement. No further royalty shall become due and payable because of such improvements.

(3) If Skynet 2001 inade such improvements it shall grant to ComROAD a license in respect of such improvements, such license being only an exclusive license if the improvements cannot be separated from the Know-how. Under the terms and conditions of this Agreement Skynet 2001 shall be entitled to make use of such improvements. If the improvements can be separated from the Know-how then the license shall be non-exclusive and Skynet 2001 shall be entitled within its sole discretion to apply for patent protection on such separable improvements, provided this does not require to lay open any part of the Know-how.

Art. 8 - Warranties

(1) ComROAD warrants that according to its best knowledge, the Know-how is secret and has not become public knowledge or has not-been made available to any third parties, provided, however, that this may be the case if such third parties are bound by a non-disclosure agreement and are not entitled to make use of the Know-how or, provided, that such third parties are farther licensees of ComROAD outside of the Territory which want to make use of the Knowhow outside of the Territory.

(2) ComROAD warrants that it is not aware of any prior use-rights of third parties and that it is also not aware of any third party rights which could be violated by the use of the Know-how by Skynet 2001 in the Territory.

(3) ComROAD further warrants that it has not granted any prior license to any third party within the Territory.

Art. 9 - Royalties

(1) Skynet 2001 shall pay during the time of this Agreement a royalty as consideration for the exclusive license grant of USID $ 10 plus value added tax
(VAT) or any other sales' tax born by German or European law per piece/per unit of Product as listed in Exhibit 10, which royalty shall be due and payable on the 15 th of each month following the month of sale.

(2) If ComROAD terminates the exclusivity for any or all of the countries of the Territory in accordance with the terms of this Agreement such termination shall have no influence on the payment obligation of Skynet 2001. The termination of the license grant for some countries of the Territory shall also have no influence on the amount of royalty paid, provided that the basis of the royalty payment will decrease.

(3),Skvnet 2001 shall keep separate records relating to the manufacture and sale of the Licensed Products for each country of the Territory. Skynet 2001 shall report in writing to ComROAD, broken down for each respective country of the Territory, quarterly within 30 days after the end of a calendar quarter, what turnover was made by Skynet 2001 in the respective country of the Territory. ComROAD shall be entitled through its certified public accountants to inspect at ComROAD's expense the books of account and other records, at reasonable times and to such an extent as this will not interfere with normal operations of the Skynet 2001, to determine the accuracy of the reporting and payments made by
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Skynet 2001. If such an audit reveals inaccuracies of 4% or more, the cost for such audit shall be borne by Skynet 2001.

(4) Skynet 2001 shall continue to pay the royalties even if the Know-how becomes publicly known if this is not caused by an act of ComROAD.

Art. 10 - Third Party Rights

If Skynet 2001 is charged with the infringement of third party rights based on the exploitation of the Know-how Skynet 2001 shall inunediately inform ComRO.4D about this allegation. ComROAD shall defend Skynet 2001 of such infringement allegations if Skynet 2001 does not chose to defend itself, in which case ComROAD shall cover the costs and expenses of Skynet 2001. ComROAD shall indemnify and hold Skynet 2001 harmless of all damages and costs of Skynet 2001 incurred because of such infringement allegation.
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                                       10

                                   Chapter III

                                Miscellaneous Clauses

Art. I - Promotion of the Business

(1) SKYNET 2001 shall diligently promote and make every effort steadily to increase the business laid down in this Agreement by such advertisements, signs, entries in telephone or trade directories or other forms of publicity as may be approved by COMROAD.

(2) SKYNET 2001 shall distribute to customers and potential customers in the most effective manner point-of-service advertising material provided by COMROAD.

(3) SKYNET2001 shall also co-operate with COMROAD and other distributors and licensees of COMROAD in any advertising campaign, sales promotion program or other special promotion activity in which COMROAD may engage.

Art. 2 - Term and Termination

(1) This Agreement becomes effective upon signing by both Parties and shall continue for a period of ten (10) years from the date of signature ("initial term") and shall be renewed automatically from year to year thereafter until terminated with six months, notice to the end of any renewal period. If the Parties want to extend the exclusivity of the license grant beyond the initial term they shall take whatever steps appropriate to obtain the necessary approval, if any, for such exclusivity.

(2) In the event of default by either Party under any of the terms and conditions of this Agreement, the Party not being in default may terminate this Agreement by giving thirty (30) days written notice.

(3) This Agreement shall be terminated forthwith if any party to this Agreement has fundamentally breached any of the obligations of the Agreement. The party being in breach of its contractual obligations shall be obligated to compensate to the other party any damages incurred due to such breach.

(4) The same shall apply, if bankruptcy proceedings have been initiated or if a liquidator has been appointed.

(5) If ComROAD has terminated the Agreement in line with subsection (1), then Skynet 2001 shall no longer be obligated to act as ComROADs sole and exclusive distributor but shall be dissolved from their obligation to not compete with ComROAD's Products.

(6) ComROAD shall be obligated to repurchase any and all spare parts from Skynet 2001 upon expiry of this Agreement at the prices shown in Exhibit 7, provided that the respective spare parts are still unpacked, unsued and can reasonably be used by any other third party having reasonable expertise in doing any necessary repair work for the Products. This obligation shall elapse if there is evidence that ComROAD has terminated this Agreement with cause.

Art. 3 - Secrecy Obligation and Confidentiality

(1) ComROAD and Skynet 2001 agree to keep secret and not to communicate to third parties the Know-how or any other information which is either marked confidential or which has to be deemed confidential from the circumstances it is provided under or comes to the attention of the other Party. This does not restrict ComROAD from entering into any agreements with further licensees outside of the Territory.

(2) The secrecy obligation does not apply to any information of which Skynet 2001 can prove by written documents that it

(a) was known to Skynet 2001 at the time of disclosure and was not disclosed to it by a third party breaching any secrecy obligation, or

(b) is generally available to the public through no fault of Skynet 2001, or

(c) was received by Skynet 2001 under no obligation of secrecy from a third party which did not receive it directly or indirectly from ComROAD.

(3) Upon termination of this Agreement the Parties shall return to each other all documents, files, or other evidence or copies thereof containing secret information.

(4) The secrecy obligation shall survive the termination of this Agreement.
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(5) Skynet 2001 shall not challenge the ownership of ComROAD as to the Know-how.
If Skynet 2001 challenges the secret nature of the Know-how, ComROAD shall be entitled to terminate this Agreement without notice.

(6) Both parties shall also require this obligation of their employees.

Art. 4 - Assignability and Sublicensing

This Agreement may neither be assigned without the prior written consent of the other Party nor may the Know-how be sublicensed without the prior written consent of ComROAD. In addition to this Agreement ComROAD remains the sole owner of all rights, trade secrets and Know-how about the Products of ComROAD mentioned under point Preamble and Definitions.

Art. 5 - Miscellaneous

(1) This Agreement shall not be altered or modified, unless in writing and signed by the parties hereto.

(2) If any term or condition of this Agreement is null and void or will become null and void during its course, then the validity and effectiveness of all other terms and conditions shall not be impaired thereby. All terms and conditions of this Agreement are separable.

This Agreement shall be governed by German Law.

(4) Place of jurisdiction shall be Munich, Germany.

Munich, March 1, 1999

/s/ Bodo A. Schnabel
Bodo A. Schnabel
ComROAD AC

London, March 24, 1999

/s/ Tomas Wilmot
Tomas G. Wilmot
Chairman and Managing Director
Skynet 2001 Limited